AGREEMENT AND RELEASE

     This AGREEMENT AND RELEASE (the "Agreement and Release") is made as of this ___ day of ______, 1997, by and between Bruegger's Franchise Corporation, a Delaware corporation ("Franchisor") and DFW Bagels, Inc. (formerly known as Big
D. Bagels, Inc.), a Minnesota Corporation, d/b/a Bruegger's Bagels Bakery ("Developer") and Ciatti's, Inc. a ___________ corporation ("Ciatti's").

     WHEREAS, Developer is a developer of Bruegger's Bagels bakeries pursuant to that certain Bruegger's Fresh Bagel Bakery Shareholder Development Agreement, dated as of January 1, 1995, as amended, between Developer and Franchisor (the "Development Agreement");

     WHEREAS, Developer is a franchisee of Bruegger's Bagels bakeries pursuant to those certain Bruegger's Fresh Bagel Bakery Shareholder Franchise Agreements, as amended, between Developer and Franchisor set forth on Exhibit A, attached hereto (collectively, the "Existing Franchise Agreements") for those Bruegger's Bagels bakeries at the locations set forth on Exhibit A (the "Bakeries") (the Existing Franchise Agreements and the New Franchise Agreements, as hereinafter defined, shall be sometimes collectively referred to as the "Franchise Agreements" or sometimes individually a "Franchise Agreement");

     WHEREAS, Developer operates Bruegger's Bagels commissaries, if any, at the locations set forth on Exhibit A (the "Commissaries");

     WHEREAS, the parties hereto desire to enter into this Agreement and Release for the purpose, among other things, of amending in certain respects the Development Agreement and the Existing Franchise Agreements, and to release certain claims that either party has or may have against the other.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. INITIAL FRANCHISE FEES FOR NEW FRANCHISE AGREEMENTS. With respect to any Bruegger's Bagels franchise agreements (the "New Franchise Agreements") entered into between Developer and Franchisor for Bruegger's Bagels bakeries opened for business to the public during the period commencing on the date of this Agreement and Release and ending on December 31, 1998 (the "Initial Period"), Franchisor shall waive the initial franchise fee that would otherwise be payable under the New Franchise Agreements.

     2. ROYALTY FEES. Notwithstanding anything to the contrary contained in the Existing Franchise Agreements or New Franchise

Agreements, the Developer shall pay Franchisor a weekly royalty fee for the periods and in the amounts set forth below (The term "Gross Sales" as used in this Agreement and Release shall mean Gross Sales as defined in the Franchise Agreements. The term "Bakery" as used in Sections 2 and 3 of this Agreement and Release shall mean Bakery as defined in the Franchise Agreements):

          (1) For the Gross Sales generated during the period commencing on the date of this Agreement and Release and ending on March 31, 1998, the Developer shall pay the Franchisor a weekly royalty fee in an amount equal to two percent (2%) of the Gross Sales of each Bakery;

          (2) For the Gross Sales generated during the period commencing on April 1, 1998, and ending on August 31, 1998, Developer shall pay Franchisor a weekly royalty fee in an amount equal to three percent (3%) of the Gross Sales of each Bakery;

          (3) For the Gross Sales generated during the period commencing on September 1, 1998, and ending on December 31, 1998, Developer shall pay Franchisor a weekly royalty fee in an amount equal to four percent (4%) of the Gross Sales of each Bakery; and

          (4) For the Gross Sales generated during the period commencing on January 1, 1999, and continuing thereafter, the Developer shall pay the Franchisor a weekly royalty fee in the amount set forth in the particular Existing Franchise Agreements or New Franchise Agreements pertaining to each Bakery.

     Developer and Franchisor understand, acknowledge and agree that the amount of the weekly royalty fee paid or to be paid by Developer to Franchisor under the Existing Franchise Agreements for Gross Sales generated during the period prior to the date of this Agreement and Release shall remain as set forth in the Existing Franchise Agreements and shall not be affected in any manner by this Agreement and Release.
     3. FUND CONTRIBUTIONS. Notwithstanding anything to the contrary contained in the Existing Franchise Agreements or New Franchise Agreements:

          For the Gross Sales generated during the Initial Period, Developer shall contribute weekly to an advertising fund established by Franchisor 0.5% of the Gross Sales of each Bakery, rather than the 2.0% set forth in the Franchise Agreements; provided, however, that Developer shall spend an additional 1.5% of the weekly Gross Sales of each Bakery on local advertising and promotion. Such expenditure for local advertising and promotion shall be in addition to Developer's obligation under the Existing Franchise Agreements and New Franchise Agreements to spend monthly for local advertising and promotion two percent (2%) of the Gross Sales of each Bakery. Within five (5) days after the end of each quarter of each calendar year during the Initial Period, Developer shall submit to Franchisor a certificate executed by an officer of Developer certifying that all sums that Developer is required to spend on local advertising and promotion under this Agreement and Release and the Existing Franchise Agreements or New Franchise Agreements for the quarter just then ended have been spent; such certificate to identify the nature and the amount of each expenditure. Franchisor shall have the right to examine and audit the books and records of Developer pertaining to the expenditures on local advertising and promotion that Developer is required to make under this Agreement and Release and the Existing Franchise Agreements and New Franchise Agreements (the "Advertising Books and Records"). Developer covenants and agrees to retain the Advertising Books and Records pertaining to a particular quarter for a period of one (1) year from the end of said quarter.

     4. AMENDMENT TO DEVELOPMENT SCHEDULE. Section 1.3 of the Development Agreement shall be deleted in its entirety and replaced with the following:

          1.3 Developer shall develop Bakeries in accordance with the following schedule (the "Development Schedule"):


               Deadline:           Minimum Cumulative Number
                                   of Bakeries Developer Must
                                   Have in Operation By Deadline:
               ---------------     ------------------------------
               July 1, 1996             4

               July 1, 1998             9

               July 1, 1999             14

               July 1, 2000             19

               July 1, 2001             24

               July 1, 2002             30


     5.   INTENTIONALLY OMITTED.

     6.   RELEASE.

          (a) RELEASE OF FRANCHISOR. Developer, on behalf of itself and on behalf of all of Developer's past, present and future parents, subsidiaries, members, partners, managers, directors, officers, assigns, successors, agents and legal representatives, and any of the aforementioned persons' heirs, executors or administrators (collectively the "Developer Releasors") and Ciatti's, Inc., a ______________ corporation ("Ciatti's"), hereby release, waive and discharge, forever and unconditionally, Franchisor, Bruegger's Corporation, Quality Dining, Inc., Nordahl L. Brue and Michael J. Dressell, as well as each of their respective past, present and future parents, subsidiaries, affiliates, shareholders, members, partners, managers, directors, officers, employees, assigns, successors, agents, legal representatives, attorneys, insurers and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any of the aforementioned persons' heirs, executors, administrators or any other person or entity acting by, through, with, or under any of the aforementioned persons or entities (collectively the "Franchisor Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, judgments, damages, actions, causes of action, suits, rights, demands, costs, sums of money, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, vested or contingent, suspected or unsuspected, that the Developer Releasors and/or Ciatti's now have, ever had, or, but for this release, hereafter would or could have had against each or any of the Franchisor Releasees, and which arose or arise, directly or indirectly, out of any act, occurrence or omission prior to the date of this Agreement and Release. Developer Releasors and Ciatti's covenant and agree not to file any claim or complaint or institute or instigate any investigation, lawsuit, arbitration proceeding, or other legal action against Franchisor Releasees for claims released herein.

          (b) RELEASE OF DEVELOPER. Franchisor, on behalf of itself and on behalf of all of Franchisor's past, present and future parents, subsidiaries, shareholders, members, partners, managers, directors, officers, employees, assigns, successors, agents and legal representatives, and any of the aforementioned persons' heirs, executors or administrators (collectively the "Franchisor Releasors"), hereby releases, waives and discharges, forever and unconditionally, Developer as well as each of their respective past, present and future parents, subsidiaries, affiliates, shareholders, members, partners, managers, directors, officers, employees, assigns, successors, agents, legal representatives, attorneys, insurers and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any of the aforementioned persons' heirs, executors, administrators or any other person or entity acting by, through, with, or under any of the aforementioned persons or entities (collectively the "Developer Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, judgments, damages, actions, causes of action, suits, rights, demands, costs, sums of money, losses, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, vested or contingent, suspected or unsuspected, that the Franchisor Releasors now have, ever had, or, but for this release, hereafter would or could have had against each or any of the Developer Releasees, and which arose or arise, directly or indirectly, out of any act, occurrence or omission prior to the date of this Agreement and Release. Franchisor Releasors covenant and agree not to file any claim or complaint or institute or instigate any investigation, lawsuit, arbitration proceeding, or other legal action against Developer Releasees for claims released herein.

          (c) Notwithstanding subparagraphs (a) and (b) above, nothing in this paragraph 6 shall release, or be deemed to release, any party from (i) any obligations or claims arising out of this Agreement and Release, (ii) any amounts due for sales of products from the commissary operations of Franchisor,
(iii) any amounts currently due (but not past due) under the Existing Franchise Agreements or (iv) any obligations or claims arising after the date of this Agreement and Release under the Development Agreement, the Existing Franchise Agreements and New Franchise Agreements or any other written agreement between the Developer and/or the Franchisor and/or Franchisor's present and former parents, subsidiaries and affiliates.

          (d) The releasing parties under subparagraphs (a) and (b) above represent and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, any claim released herein to any person, firm or other entity. If any suit, claim, demand, action or cause of action shall be made or asserted based on, arising out of, or in connection with any such transfer or assignment or purported transfer or assignment, the person or entity which made or purported to make such transfer or assignment shall indemnify and hold the other party harmless against any such suit, claim, demand, action or cause of action, including reasonable attorneys' fees and costs incurred in connection therewith.

          (e) The parties expressly accept and assume the risk that the facts and/or law pertaining to the claims released herein may change, or that the facts pertaining to the claims released herein may later be found to be different from that which is now known or believed by the parties or their counsel to be true. This Agreement and Release shall be and remain effective notwithstanding any such change or difference.

     7. BAKERIES TO BE CLOSED. Franchisor hereby consents to Developer closing the Bakeries listed on Exhibit B (the "Closed Bakeries"). Upon the closure of the Closed Bakeries, Developer and Franchisor shall terminate the Existing Franchise Agreements for the Closed Bakeries by executing a Franchise Termination

Agreement in the same form and substance as Exhibit C attached hereto.

     8. BAGELNET SOFTWARE SYSTEM. Upon Developer's written request therefor, Franchisor shall cause Champlain Management Services, Inc. ("CMS") to license Developer to use CMS's proprietary software known as the BagelNet Software System (the "BagelNet System") for use at the Bakeries or any other Bruegger's Bagels bakeries developed by Developer (the "New Bakeries") pursuant to the terms of a software license agreement(s) to be executed by Developer. The fee for such license shall be equal to the cost to CMS, to install the BagelNet System at Developer's Bakeries.

     9. CONSULTATION SERVICES. At Developer's request, during the Initial Period, Franchisor shall furnish personnel selected by Franchisor to consult with Developer concerning operational issues related to the Bakeries, New Bakeries or Commissaries. Such consultation services shall be available to Developer upon reasonable notice to Franchisor, at reasonable times and upon the availability of the personnel to be selected by Franchisor. All such consultation services may be provided by telephone, in writing, or by on-site visitation, as determined by Franchisor in its sole discretion. All such consultation services shall be provided without charge to Developer.

     10. SUCCESSORS AND ASSIGNS. This Agreement and Release shall be binding upon and inure to the benefit of all parties and their respective agents, legal representatives, predecessors, successors, heirs and assigns.

     11. DEFAULTS UNDER FRANCHISE AGREEMENTS. Any default of Developer under any of the Existing Franchise Agreements or New Franchise Agreements shall, upon written notice to Developer, constitute a default of Developer under this Agreement and Release and such default shall result in termination, as of the date of such written notice, of Developer's rights under Sections 1,2 and 3 of this Agreement and Release.

     12. ENTIRE AGREEMENT. This Agreement and Release sets forth the entire understanding of the parties with respect to the subject matter of this Agreement, and may not be amended or terminated except by an instrument executed by all parties. This Agreement and Release supersedes all prior agreements, understandings, or representations, oral or written, between the parties concerning the same subject matter. The parties agree and acknowledge that they were not induced to enter into this Agreement and Release as a result of, or in reliance upon, any agreement, understanding, or representation other than those contained herein.

     13. EXHIBITS. All exhibits referred to in this Agreement and Release are attached hereto and incorporated herein by reference.

     14.  WAIVER.   No delay or failure by any party to exercise any right
hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     15. COUNTERPARTS. This Agreement and Release may be executed in one or more counterparts and all such counterparts so delivered and executed shall constitute one and the same instrument.

     16. APPLICABLE LAW AND DISPUTE RESOLUTION. All terms contained in the Franchise Agreements relating to applicable law and dispute resolution shall govern this Agreement and Release and such terms are incorporated in and made a part of this Agreement and Release.

     17. FURTHER ASSURANCE. The parties hereto agree that they shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any and all such further instruments and documents as may be necessary, expedient or proper in order to complete any and all transactions provided for herein, and to do any and all other acts as are reasonably requested by the other party in order to carry out the intent and purpose of this Agreement and Release.

     18. ASSIGNMENT. Neither party may assign this Agreement and Release except in conjunction with a contemporaneous assignment of the Development Agreement and Franchise Agreements to the same assignee, which assignment will be subject to the applicable provisions of the Development Agreement and Franchise Agreements.

     19. NOTICES. Any notices required to be given hereunder shall be in writing and shall be deemed given when deposited in the United States mail, postage prepaid, via registered mail or certified mail, with return receipt requested, addressed as follows:

     If to Developer:    DFW Bagels, Inc.
                         d/b/a Bruegger's Bagel Bakery
                         5555 West 78th Street
                         Edina, MN 55439-2702

     If to Franchisor:   Bruegger's Franchise Corporation
                         159 Bank Street
                         P.O. Box 374
                         Burlington, VT  05402
                         Attn:  David T. Austin

     With a copy to:     Mark A. Crow
                         SHEEHEY BRUE GRAY & FURLONG P.C.
                         119 South Winooski Avenue
                         P.O. Box 66

                         Burlington, VT  05402

or to such other person or address as the parties entitled to receive notice shall have specified by written notice to the other party given in accordance with the provisions of this Section.

     20. SEVERABILITY. If any one or more of the provisions of this Agreement and Release shall be held invalid, illegal, or unenforceable in any respect, such provision shall not effect any other provision of this Agreement, and each provision of this Agreement and Release shall be enforced to the full extent permitted by laws.
     21. CONFIDENTIALITY. Except as required to be disclosed by law or a governmental agency, the parties shall keep confidential the existence of this Agreement and Release and the provisions described herein.

     22. HEADINGS. The Section headings contained in this Agreement and Release are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement and Release.

     23.  STATUS OF DEVELOPMENT AGREEMENT AND EXISTING FRANCHISE AGREEMENTS.
All of the terms and conditions of the Development Agreement and the Existing Franchise Agreements shall continue in full force and effect except as expressly modified by this Agreement and Release. In the event of any inconsistency or conflict between the provisions of this Agreement and Release and the provisions contained in the Development Agreement and Existing Franchise Agreements, the provisions of this Agreement and Release shall control in all respects.

     24. ADVICE OF COUNSEL; VOLUNTARY ACCEPTANCE. The parties represent and acknowledge that in negotiating this Agreement and Release they have either received advice from counsel of their choosing or have been advised by the other party hereto to seek such counsel and that they have read all of the terms of, and that they fully understand and voluntarily accept the terms of, this Agreement and Release.

     IN WITNESS WHEREOF, the parties have executed this Agreement and Release as of the day, month and year first above written.

                                   BRUEGGER'S FRANCHISE CORPORATION


                                   By:
                                       -----------------------------
                                        Duly Authorized Agent


                                   DFW BAGELS, INC. d/b/a Bruegger's
                                   Bagel Bakery

                              By:
                                  ----------------------------------
                                   Duly Authorized Agent


                              CIATTI'S, INC.


                              By:
                                  ----------------------------------
                                   Duly Authorized Agent

EXHIBIT A

FRANCHISE AGREEMENTS AND BAKERY AND COMMISSARY LOCATIONS


FRANCHISE AGREEMENTS AND BAKERY LOCATIONS.

     1. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at Lancer's Square Shopping Center, 3291 Independence Park, Suite 400, Plano, TX 75075-9146.

     2. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at 1709 Preston Road, #B, Plano, TX 75093-5101.

     3. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at Preston Center, 5938 West Northwest Highway, Dallas, TX 75225.

     4. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at 5637 Camp Bowie Boulevard, Fort Worth, TX 76107.

     5. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at Preston Campbell Center, 17062 Preston Road # 100, Dallas, TX 75248.

     6. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at 8580 North MacArthur Boulevard, Irving, TX 75063.

     7. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at 6405 B North Beach Street, Fossil Creek, Fort Worth, TX 76137.

     8. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.), for a Bruegger's Bagels bakery located at 6307 Hillcrest Avenue, University Park, TX 75205.


COMMISSARIES.

None

EXHIBIT B

BAKERIES TO BE CLOSED

     1.   Bakery located at 8580 North MacArthur Boulevard, Irving, TX 75063.

EXHIBIT C

     FRANCHISE TERMINATION AGREEMENT

     THIS FRANCHISE TERMINATION AGREEMENT ("Agreement") is entered into this __ day of November, 1997, by and among BRUEGGER'S FRANCHISE CORPORATION, a Delaware corporation ("Franchisor"), and DFW BAGELS, INC., formerly known as Big D Bagels, Inc., a Minnesota corporation, d/b/a Bruegger's Bagel Bakery ("DFW").

RECITALS

     WHEREAS, Franchisor and DFW entered into that certain Bruegger's Fresh Bagel Bakery Shareholder Franchise Agreement (the "Franchise Agreement") for a Bruegger's Bagels bakery at the location set forth on Exhibit A (the "Franchise Location").

     WHEREAS, DFW desires to close the Franchise Location and terminate the obligations provided in the Franchise Agreement.

     WHEREAS, Franchisor is willing to allow a termination of certain obligations under the Franchise Agreement on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing premises, the covenants set forth below and other good and valuable consideration, the parties hereby agree as follows:

     1. TERMINATION OF THE FRANCHISE AGREEMENT. Subject to the satisfaction of the conditions set forth in Section 2 of this Agreement, the Franchise Agreement shall be terminated effective as of date of the closing of the Franchise Location and shall be of no further force and effect, except with respect to provisions or covenants of DFW and its employees, officers, directors, shareholders and agents that, by their terms, were intended, either expressly or by reasonable implication, to survive termination of the Franchise Agreement. The closing of the Franchise Location shall occur on ______________, 1997 (the "Date of Closure").


     2. CONDITIONS PRECEDENT TO THIS AGREEMENT. The obligations and agreements of the parties hereto are contingent upon Franchisor having received, on or before the Date of Closure, all royalties and advertising fund contributions based upon Gross Sales, as defined in the Franchise Agreement, that are due and owing from DFW through the date of termination of the Franchise Agreement for the Franchise Location.

     3. RELEASE. DFW does for itself and its successors and assigns hereby release and forever discharge Franchisor and its officers, directors, shareholders, employees and agents and the heirs, successors and assigns of each, of and from any and all causes of action, claims and demands of every kind and description, including, but not limited to, claims that DFW or its successors or assigns, has had, now has or may hereafter have related in any way to the Franchise Location or Franchise Agreement.

     4. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of all parties and their respective legal representatives, successors, and assigns.

     5. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to termination of the Franchise Agreement. It may not be amended or terminated except by an instrument executed by all parties.

     7. EXHIBITS. All exhibits referred to in this Agreement are attached hereto and incorporated herein by reference.

     8.   WAIVER.   No delay or failure by any party to exercise any right
hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

     9. COUNTERPARTS. This Agreement may be executed in one or more counterparts and all such counterparts so delivered and executed shall constitute one and the same instrument.

     10. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Vermont. Any action brought to interpret construe or enforce this Agreement shall be brought in the Superior Court of the State of Vermont, County of Chittenden, or the United States District Court for the District of Vermont, which fora shall be the exclusive venues for any such controversy or action. Each party hereto consents to the jurisdiction of such courts.

     11. FURTHER ASSURANCE. The parties hereto agree that they shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any and all such further instruments and documents as may be necessary, expedient or proper in order to complete any and all transactions provided for herein, and to do any and all other acts as are reasonably requested by the other party in order to carry out the intent and purpose of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.


                                   BRUEGGER'S FRANCHISE CORPORATION


                                   By: ___________________________
                                        Duly Authorized Agent

                                   DFW BAGELS, INC. d/b/a
                                   Bruegger's Bagel Bakery


                                   By: ___________________________
                                        Duly Authorized Agent

STATE OF VERMONT
COUNTY OF CHITTENDEN, SS.

     At Burlington, this ___ day of ________, 1997, personally appeared ____________________, duly authorized agent of BRUEGGER'S FRANCHISE CORPORATION, and he/she acknowledged the foregoing instrument by him/her sealed and subscribed to be his/her free act and deed and the free act and deed of BRUEGGER'S FRANCHISE CORPORATION.

                                        Before me,

My commission expires:                  -------------------------
                                        Notary Public
----------------------


STATE OF __________________
COUNTY OF ________________, SS.

     At ________________, this ___ day of _____________, 1997, personally appeared ____________________, duly authorized agent of DFW BAGELS, INC. d/b/a Bruegger's Bagel Bakery, and he/she acknowledged the foregoing instrument by him/her sealed and subscribed to be his/her free act and deed and the free act and deed of DFW BAGELS, INC.

                                        Before me,

My commission expires:                  -------------------------
                                        Notary Public

----------------------

EXHIBIT A
Franchise Termination Agreement
DFW Bagels, Inc.

     1. Franchise Agreement dated ___________, 199_, by and between Bruegger's Franchise Corporation and Big D Bagels, Inc. (now known as DFW Bagels, Inc.) for a Bruegger's Bagels bakery located at 8580 North MacArthur Boulevard, Irving, TX 75063.